                                                                    EXHIBIT 21.1

                  SUBSIDIARIES OF PHONE TEL TECHNOLOGIES, INC.




The following are wholly-owned subsidiaries of PhoneTel Technologies, Inc.

     Cherokee Communications, Inc.

     PhoneTel Acquisition Corp.